Exhibit 99.1

INSTRUCTIONS AS TO USE OF T BANCSHARES, INC.
RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT,
YOUR BANK, OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by T Bancshares, Inc., a Texas corporation (the “Company”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the prospectus, dated _________________, 2008 (the “Prospectus”). Recordholders of the Company’s Common Stock as of 5:00 p.m., New York City time, on July 31, 2008 (the “Record Date”) are receiving, at no charge, transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of the Company’s Common Stock.

In the Rights Offering, the Company is offering up to an aggregate of 1,002,235 shares of its Common Stock (the “Underlying Shares”) pursuant to the accompanying Prospectus. The Subscription Rights will expire, if not exercised, before 5:00 p.m., New York City time, on ________________, 2008, unless the Company extends the rights offering period (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Recordholder will receive one (1) Subscription Right for every 1.7 shares of Common Stock that the Recordholder owned as of 5:00 p.m., New York City time, on the Record Date. Each Subscription Right will allow the holder thereof to subscribe for one (1) share of Common Stock (the “Basic Subscription Right”) at the subscription price of $8.00 per full share (the “Subscription Price”). For example, if a rights holder owned 1,000 shares of our common stock as of the Record Date, the holder would receive 588 Subscription Rights and would have the right to purchase up to 588 shares of common stock (rounded down from 588.23 shares), at a price of $8.00 per full share pursuant to the Basic Subscription Right.

In addition, each holder of Subscription Rights who exercises his, her, or its Basic Subscription Right in full will be entitled to an oversubscription privilege (the “Oversubscription Privilege”) to subscribe to purchase shares of Common Stock that are not purchased by other Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and the limitations described in the Prospectus. The maximum number of shares of Common Stock that a rights holder may purchase pursuant to the Oversubscription Privilege will be the number of shares the holder purchased pursuant to the exercise of the holder’s Basic Subscription Right provided that such holder purchased the maximum number of shares allotted to the holder pursuant to the Basic Subscription Right. For example, if a rights holder owned 1,000 shares as of 5:00 p.m., New York City time, on the Record Date, the holder received 588 Subscription Rights in the rights offering. Pursuant to the Basic Subscription Right, the rights holder may purchase up to 588 shares in the rights offering. If the rights holder exercised the Basic Subscription Right to purchase all 588 shares, the holder may purchase up to an additional 588 shares pursuant to your Oversubscription Privilege, or an aggregate of 1,176 shares.

The Subscription Rights are evidenced by rights certificates (the “Rights Certificate”) registered in the Recordholder’s name or its nominee. Subscription Rights are fully transferable and may be sold, assigned, or otherwise transferred by endorsing the reverse side of the Rights Certificate and by having the transferor’s signature guaranteed by an eligible guarantor institution. Subscription rights are also transferable by operation of law (for example, upon the death of the recipient). However, we reserve the right to reject, in whole or in part, any subscription tendered in the rights offering other than subscriptions tendered by our existing shareholders as of the record date pursuant to their Basic Subscription Rights. If a rights holder transfers all or a portion of his, her or its Subscription Rights, neither the transferor nor the transferee will have an Oversubscription Privilege.

Each rights holder will be required to submit payment in full for all the shares it wishes to purchaser pursuant to the exercise of the Basic Subscription Right and, if applicable, the Oversubscription Privilege before 5:00 p.m., New York City time, on the Expiration Date. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Recordholder wishes to maximize the number of shares purchased pursuant to its Oversubscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Recordholder pursuant to both the Basic Subscription Right and the Oversubscription Privilege, assuming that no other Recordholders have purchased any shares of our Common Stock pursuant to their Basic Subscription Rights.

 Fractional shares of Common Stock resulting from the exercise of the Oversubscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the appropriate Subscription Price, including final clearance of any checks, before 5:00 p.m., New York City time, on the Expiration Date. A Subscription Rights holder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will expire.

The Company will not be required to issue shares of Common Stock to you if the Subscription Agent does not receive your Rights Certificate or Notice of Guaranteed Delivery with your subscription payment before 5:00 p.m., New York City time, on the Expiration Date, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date. If the Company elects to extend the Expiration Date of the Rights Offering, it will issue a press release announcing such extension no later than the next business day after the most recently announced Expiration Date.

 The number of Subscription Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

 YOUR RIGHTS CERTIFICATE, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PAYMENT FOR EACH SHARE OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A RECORDHOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.

1.  Method of Subscription - Exercise of Subscription Rights

To exercise Subscription Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Subscription Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share for which you are subscribing pursuant to the Basic Subscription Right plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Oversubscription Privilege, to the Subscription Agent, before the Expiration Date.

Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares for which you are subscribing (a) by check or bank draft drawn upon a U.S. bank or postal or express money order payable to the Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at ABA No. [INSERT ROUTING NUMBER OF SUBSCRIPTION AGENT’S BANK], further credit to Account Number [INSERT SUBSCRIPTION AGENT ACCOUNT NUMBER FOR HANDLING WIRES ] at [ NAME OF BANK WHERE SUBSCRIPTION ACCOUNT HELD ], with an account name of [INSERT FORM OF SUBSCRIPTION ACCOUNT NAME AT BANK] (the “Subscription Account”).

Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal or express money order, or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five (5) or more business days to clear. Accordingly, Subscription Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order, or wire transfer of funds.

 The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail or Overnight Delivery: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane, Plaza Level New York, NY 10038
Telephone Number for Confirmation:
(718) 921-8317

Delivery to an address other than those above does not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising rights, or require additional copies of relevant documents, please contact American Stock Transfer & Trust Co., the Subscription Agent, at (718) 921-8200 or Patrick Adams, CEO of the Company, at (972) 720-9000.

 By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form accompanying these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each an “Eligible Institution”), to be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by the Rights Certificate or Rights Certificates held by you, the number of Shares of Common Stock for which you are subscribing under your Basic Subscription Right, the number of additional shares of Common Stock for which you are subscribing under your Oversubscription Privilege, and that you will guarantee the delivery to the Subscription Agent of a properly completed and executed Rights Certificate or Rights Certificate evidencing such Subscription Rights within three (3) business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Rights Certificate or Rights Certificates evidencing the Subscription Right or Subscription Rights being exercise, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Rights Certificates at the address set forth above. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent, at (718) 921-8200.

 If you do not indicate the number of Subscription Rights being exercised or do not forward full payment of the Subscription Price, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If the Subscription Agent does not apply your full Subscription Price payment to your purchase of shares of Common Stock, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Brokers, custodian banks, and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Oversubscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Company and the Subscription Agent, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right and the number of shares of Common Stock that are being subscribed for pursuant to the Oversubscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting.

The Company can provide no assurances that each will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a exercise of the Oversubscription Privilege if all of the rights holders exercise their Basic Subscription Rights in full, and we will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a shareholder pursuant to the Oversubscription Privilege is less than the amount the shareholder actually paid in connection with the exercise of the Oversubscription Privilege, the shareholder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Date, and the shareholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

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To the extent the amount the shareholder actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the shareholder pursuant to the Oversubscription Privilege, such shareholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Oversubscription Privilege

If Oversubscription Privilege requests exceed the number of Unsubscribed Shares available, we will allocate the available shares of Common Stock among rights holders who oversubscribed by multiplying the number of shares requested by each rights holder through the exercise of their Oversubscription Privilege by a fraction that equals (x) the number of Unsubscribed Shares divided by (y) the total number of shares requested by all rights holders through the exercise of their Oversubscription Privileges.

2. Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Right.  As soon as practicable after the Expiration Date and the valid exercise of Subscription Rights, the Subscription Agent will credit each rights holder’s account with shares of Common Stock purchased pursuant to the Basic Subscription Right.

 (b) Oversubscription Privilege.  As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will credit each rights holder’s accounts with the number of Unsubscribed Shares, if any, purchased pursuant to the valid exercise of the Oversubscription Privilege.

(c) Excess Cash Payments.  As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received by the Subscription Agent will be returned, without interest or deduction, to any appropriate rights holders who subscribed to the Rights Offering.

3. Sale or Transfer of Subscription Rights

Rights holders may sell, or otherwise transfer, Subscription Rights. If a rights holder transfers all or a portion of his, her or its Subscription Rights, neither the transferor nor the transferee of Subscription Rights will have an Oversubscription Privilege. Rights holders may transfer Subscription Rights in whole by endorsing the Rights Certificate for transfer on the reverse side of the Subscription Certificate and by having his, her or its signature guaranteed by an Eligible Institution. Please follow the instructions for transfer on the reverse side of the Rights Certificate. If a rights holder transfer only a portion of his, her or its Subscription Rights, the rights holder should deliver the properly endorsed Rights Certificate to the Subscription Agent. With your Rights Certificate, the rights holder should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new Rights Certificate to the transferee evidencing such transferred Subscription Rights).

The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the Rights Certificate, the method of payment made by the transferee and the number of transactions which the holder instructs the Subscription Agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the Subscription Agent will be liable to a transferee or transferor of Subscription Rights if Rights Certificates or any other required documents are not received in time for exercise or sale prior to the expiration date.

You will receive a new Rights Certificate upon a partial exercise, transfer or sale of Subscription Rights only if the Subscription Agent receives your properly endorsed Rights Certificate no later than 5:00 p.m., New York City time, on _______, 2008, three business days before the Expiration Date. The Subscription Agent will not issue a new Rights Certificate if your Rights Certificate is received after that time and date. If your instructions and Rights Certificate are received by the Subscription Agent after that time and date, you will not receive a new Rights Certificate and therefore will not be able to sell or exercise your remaining Subscription Rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your Subscription Rights, except that we will pay all fees of the Subscription Agent associated with the exercise of Subscription Rights. Any amounts you owe the Subscription Agent will be deducted from your account.

4. Execution

(a) Execution by Registered Holder.  The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder.  If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees.  Your signature must be guaranteed by an Eligible Institution unless (i) your Rights Certificate states that shares are to be delivered to you as Recordholder or (ii) you are an Eligible Institution.

5. Method of Delivery

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the holders of the Subscription Rights. If sent by mail, the Company recommends that you send the Rights Certificate and Subscription payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date. The Company urges you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Date. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal or express money order, or wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Date. The clearinghouse may require five (5) or more business days. Accordingly, if you subscribe to the Rights Offering and wish to pay the Subscription Price by means of an uncertified personal check, the Company urges you to make payment sufficiently in advance of the Expiration Date to ensure such payment is received and clears by such date.

 6. Special Provisions Relating to the Delivery of Subscription Rights through the Depository  Trust Company

In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Oversubscription Privilege may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of shares of Common Stock subscribed for pursuant to the Basic Subscription Right and the number of Unsubscribed Shares subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Privilege.